As filed with the Securities and Exchange Commission on October 4, 2000
                                                       File No. 333-
                                                                    ------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933


                        PURADYN FILTER TECHNOLOGIES, INC.
               (Exact name of issuer as specified in its charter)

      Delaware                                           14-1708544
      (State or other jurisdiction                     (I.R.S. Employer
      of incorporation or organization)                Identification No.)

      3020 High Ridge Road
      Suite 100
      Boynton Beach, FL                                33426
      (Address of principal executive offices)        (Zip Code)


                    PURADYN FILTER TECHNOLOGIES, INCORPORATED
                       1999 STOCK OPTION PLAN, AS AMENDED
                            (Full title of the plan)


                    Richard C. Ford, Chief Executive Officer
                         3020 High Ridge Road, Suite 100
                             Boynton Beach, FL 33426
                                 (561) 547-9499
                     (Name and address of agent for service)

                                    Copy to:

                            James M. Schneider, Esq.
                              Atlas Pearlman, P.A.
                     350 East Las Olas Boulevard, Suite 1700
                         Fort Lauderdale, Florida 33301
                                 (954) 763-1200

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                              Proposed                  Proposed
                                                              Maximum                   Maximum
                                                              Offering                  Aggregate                  Amount of
Title of Securities          Amount to be                     Price per                 Offering                 Registration
 to be Registered            Registered                       Share                      Price                        Fee
====================================================================================================================================
Common Stock
($.001 par value)            1,000,000                        $7.00(1)                  $7,000,000                      $1,946

====================================================================================================================================

(1) The common shares are issuable upon exercise of options. The exercise price will be determined on the date of grant. Accordingly, the aggregate offering price and fee on the reserved options are based on the last sale price of the common stock on October 3, 2000, as quoted by the OTC Bulletin Board, pursuant to Rule 457(h)(1).

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.           PLAN INFORMATION
                  ----------------

                  Puradyn Filter Technologies, Inc. will provide the information specified in Item 1 by Rule 428 of the Securities Act of 1933 to each optionee. We are not filing these documents as part of this registration statement or as prospectuses or prospectus supplements in accordance with the rules and regulations of the Securities and Exchange Commission.

ITEM 2.           REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION
                  -----------------------------------------------------------

                  Puradyn Filter Technologies, Inc. will provide the information specified in Item 2 by Rule 428(b) of the Securities Act of 1933 to each optionee. We are not filing these documents as part of this registration statement or as prospectuses or prospectus supplements in accordance with the rules and regulations of the Securities and Exchange Commission.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.           INCORPORATION OF DOCUMENTS BY REFERENCE
                  ---------------------------------------

                  We incorporated by reference the documents, which we filed previously with the Securities and Exchange Commission, listed below:

         o Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 filed on August 11, 2000.

         o Quarterly Report on Form 10-Q, for the quarterly period ended March 31, 2000 filed May 10, 2000.

         o Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed April 7, 2000.

        o         Form 8-K Current Report filed June 22, 2000

        o         Form 8-K Current Report filed March 6, 2000

                  We also incorporate by reference any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934.

ITEM 4.           DESCRIPTION OF SECURITIES
                  -------------------------

Common Stock

         Common stockholders share dividends on a proportionate basis, as may be declared by the Board of Directors. Upon liquidation, dissolution or winding up of Puradyn, after payment to creditors, Puradyn's assets will be divided proportionately on a per share basis among the holders of our common stock.

         Each share of our common stock has one vote. Holders of our common stock do not have cumulative voting rights. This means that the holders of a plurality of the shares voting for the election of directors can elect all of the directors. In that event, the holders of the remaining shares will not be able to elect any directors. Puradyn's by-laws provide that a majority of the outstanding shares of our common stock are a quorum to transact business at a stockholders' meeting. Our common stock has no preemptive, subscription or conversion rights. Also, our common stock is not redeemable.

Preferred Stock

         The Company is authorized to issue 500,000 shares of preferred stock, par value $.001 per share, issuable in such series and bearing such voting, dividend, conversion, liquidation and other rights and preferences as the Board of Directors may determine. As of the date hereof, no shares have been issued or are outstanding. The preferred stock is so-called "Blank Check" preferred stock, which means that the Board of Directors of the Company, in its sole discretion, will be able to issue the shares of preferred stock in one or more series of classes having such terms, designations and preferences as determined by the Board of Directors and without authorization or confirmation by the stockholders of the Company.

ITEM 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL
                  --------------------------------------

Experts

                  Durland & Company, CPA's, P.A., independent certified public accountants, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Durland & Company, CPAs, P.A. report, given on their authority as experts in accounting and auditing.

Legal Matters

                  Atlas Pearlman, P.A. will review the validity of the issuance of the shares of our common stock being offered. They are located at 350 East Las Olas Boulevard, Suite 1700, Fort Lauderdale, Florida 33301. The firm and members of that firm own a total of 72,000 shares of our common stock.

ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS
                  -----------------------------------------

         Article X of the Company's Amended and Restated Certificate of Incorporation provide for indemnification of officers and directors. The specific provision of the Amended and Restated Certificate of Amendment related to such indemnification is as follows:

                           Persons. The Corporation shall indemnify, to the
                  extent provided in paragraphs B, D or F:

                  any person who is or was a director, officer, employee, or agent of the Corpora tion; and

                  (1) any person who serves or served at the Corporation's request as a director, officer, employee, agent, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise.

                           Extent -- Derivative Suits. In case of a threatened,
                  pending or completed action or suit by or in the right of the Corporation against a person named in paragraph A by reason of his holding a position named in paragraph A, the Corporation shall indemnify him if he satisfied the standard in paragraph C, for expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred by him in connection with the defense or settlement of the action or suit.

         2. Standard-- Derivative Suits. In case of a threatened, pending or completed action or suit by or in the right of the Corporation, a person named in paragraph A shall be indemnified only if:

                  he is successful on the merits or otherwise; or

                  (1) he acted in good faith in the transaction which is the subject of the suit or action, and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, including, but not limited to, the taking of any and all actions in connection with the Corporation's response to any tender offer or any offer or proposal of another party to engage in a Business Combination and approved by the Board of Directors.

                           However, he shall not be indemnified in respect of any claim, issue or matter as to which he has been adjudged liable to the Corporation unless (and only to the extent that) the court in which the suit was brought shall determine, upon application, that despite the adjudication but in view of all the circumstances, he is fairly and reasonably entitled to indemnity for such expenses a the court shall deem proper.

                           Extent -- Nonderivative Suits. In case of a
                  threatened, pending or completed suit, action or proceeding (whether civil, criminal, administrative or investigative), other than a suit by or in the right of the Corporation, together hereafter referred to as a Nonderivative suit, against a person named in paragraph A by reason of his holding a position named in paragraph A, the Corporation shall indemnify him if he satisfied the standard in paragraph E, for amounts actually and reasonably incurred by him in connection with the defense or settlement of the nonderivative suit, including, but not limited to (i) expenses (including attorneys' fees), (ii) amounts paid in settlement, (iii) judgments, and (iv) fines.

         3. Standard-- Nonderivative Suits. In case of a nonderivative suit, a person named in paragraph A shall be indemnified only if:

                  he is successful on the merits or otherwise; or

                  (1) he acted in good faith in the transaction which is the subject of the nonderivative suit and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, including, but not limited to, the taking of any and all actions in connection with the Corporation's response to any tender offer or any offer or proposal of another party to engage in a Business Combination not approved by the Board of Directors and, with respect to any criminal actions or proceeding, he had no reasonable cause to believe his conduct was unlawful. The termination of a nonderivative suit by judgment, order, settlement, conviction, or upon a plea of no lo contendere or its equivalent shall not, in itself, create a presumption that the person failed to satisfy the standard of this subparagraph E(2).

                           Determination That Standard Has Been Met. A
                  determination that the standard of paragraph C or E has been satisfied may be made by a court, or, except as stated in subparagraph C(2) (second sentence), the determination may be made by:

                  (0) the Board of Directors by a majority vote of a quorum consisting of directors of the Corporation who were not parties to the action, suit or proceeding; or

                  independent legal counsel (appointed by a majority of the disinterested directors of the Corporation, whether or not a quorum) in a written opinion; or

                  (1)      the stockholders of the Corporation.

                           Proration. Anyone making a determination under
                  paragraph F may determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

         5. Advance Payment. The Corporation shall pay in advance any expenses (including attorneys' fees) which may become subject to indemnification under paragraphs A through G if:

                  the Board of Directors authorizes the specific payment; and

                  (1) the person receiving the payment undertakes in writing to repay the same if it is ultimately determined that he is not entitled to indemnification by the Corporation under paragraphs A through G.

                           Nonexclusive. The indemnification and advance payment
                  of expenses provided by paragraphs A through H shall not be exclusive of any other rights to which a person may be entitled by law, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

         6. Continuation. The indemnification provided by this Article X shall be deemed to be a contract between the Corporation and the persons entitled to indemnification thereunder, and any repeal or modification of this Article X shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. The indemnification and advance payment provided by paragraphs A through H shall continue as to a person who has ceased to hold a position named in paragraph A and shall inure to his heirs, executors and administrators.

                           Insurance. The Corporation may purchase and maintain
                  insurance on behalf of any person who holds or who has held any position named in paragraph A, against any liability incurred by him in any such position, or arising out of his status as such, whether or not the Corporation would have power to indemnify him against such liability under paragraphs A through H.

         7. Intention and Savings Clause. It is the intention of this Article X to provide for indemnification to the fullest extent permitted by the General Corporation Law of the State of Delaware, and this Article X shall be interpreted accordingly. If this Article X or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee, and agent of the Corporation as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settle with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation to the full extent permitted by any applicable portion of this Article X that shall not have been invalidated and to the full extent permitted by applicable law. If the General Corporation Law of the State of Delaware is amended, or other Delaware law is enacted, to permit further or additional indemnification of the persons defined in this Article X A, then the indemnification of such persons shall be to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended, or such other Delaware law.

         Article XI of the Company's Amended and Restated Articles of Incorporation sets forth the limitations on directors" liability as follows:

         "A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under
         Section 174 of the General Corporation Law of the State of Delaware, or
         (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware or other Delaware law is amended or enacted after the date of filing of this Certificate to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended, or such other Delaware law. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification."

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The above indemnification provisions notwithstanding, the Company is aware that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as express in the act and is therefore unenforceable.

ITEM 7.           EXEMPTION FROM REGISTRATION CLAIMED
                  -----------------------------------

                  Not Applicable.

ITEM 8.           EXHIBITS
                  --------

Exhibit                        Description
-------                        -----------

4 Instruments defining the rights of security holders, including indentures.

         4.1 Amendment No. 1 to Puradyn Filter Technologies, Incorporated 1999 Stock Option Plan*

5 Opinion of Atlas Pearlman, P.A. as to the validity of the shares being registered*

23.      Consents of experts and counsel.

         23.1     Consent of Independent Certified Public Accountants*

         23.2     Consent of Atlas Pearlman, P.A. (included as part of Exhibit
                  5).

*Filed herewith.

ITEM 9.           UNDERTAKINGS
                  ------------

                  The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boynton Beach and the State of Florida, on the 4th day of October, 2000.

                                              PURADYN FILTER TECHNOLOGIES, INC.


                                              By: /s/ RICHARD C. FORD
                                                 --------------------
                                                   Richard C. Ford
                                                   Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                 TITLE                                            DATE
---------                                 -----                                            ----
/s/ RICHARD C. FORD                      Principal Executive Officer and              October 4, 2000
----------------------------------       Director
Richard D. Ford



----------------------------------       Chairman of the Board                        ---------------------
Joseph V. Vittoria


/s/ALAN J. SANDLER                       Chief Financial Officer/                     October 4, 2000
----------------------------------       and Principal Financial
Alan J. Sandler                          and Accounting Officer
                                         and Director


/s/OTTAVIO SERENA LAPIGIO                Director                                     October 4, 2000
----------------------------------
Ottavio Serena Lapigio

/s/PETER STEPHAICH                       Director                                     October 4, 2000
----------------------------------
Peter Stephaich

                                  EXHIBIT INDEX

                    PURADYN FILTER TECHNOLOGIES, INCORPORATED
                    -----------------------------------------

EXHIBIT
NUMBER                          DESCRIPTION
------                          -----------

     4.1 Amendment No. 1 to Puradyn Filter Technologies, Inc. 1999 Stock Option Plan, as Amended

     5 Opinion of Atlas Pearlman, P.A. as to the validity of the shares being registered*

     23.1        Consent of Independent Certified Public Accountants*

     23.2        Consent of Atlas Pearlman, P.A. (included as part of
                 Exhibit 5).